FOR IMMEDIATE RELEASE

Investor Relations Contact:	Company Contact:
Peter Rahmer	Thomas A. Bologna
Trout Group	Chairman & Chief Executive Officer
646-378-2973	323-224-3900

Response Genetics, Inc. Announces Fourth Quarter and Year-End 2013 Financial Results

--- Q4 DX Revenue increases 25% to $3.2 million relative to Q3 2013 and Gross Margin increases to 48% ---

LOS ANGELES, March 20, 2014 — Response Genetics, Inc. (Nasdaq: RGDX), a company focused on the development and sale of molecular diagnostic tests that help determine a patient’s response to cancer therapy, today announced its consolidated financial results and business progress for the fourth quarter and full year ended December 31, 2013.

Total revenue for the fourth quarter ended December 31, 2013 was $4.8 million compared to $4.1 million for the quarter ended September 30, 2013 and $5.5M for the quarter ended December 31, 2012. The Company’s ResponseDX® revenue increased 25% relative to the quarter ended September 30, 2013 and 3% relative to the quarter ended December 31, 2012. The Company’s pharmaceutical client revenue, which may vary significantly on a quarterly basis by its very nature and concentration, increased by 3% relative to the quarter ended September 30, 2013 and decreased 35% relative to the quarter ended December 31, 2012.

The Company believes its ResponseDX® revenue increased significantly as a result of the Company’s planned and implemented service offerings and accelerated focusing of the Company’s sales efforts on larger accounts. To this end, the Company began seeing the results related to the late third quarter 2013 introduction of what it believes is the best-in-class TC/PC testing service. With this service, the Company provides the technical component (TC), or the processing of patient samples, for interpretation by the sending pathologists. Prior to having this service, the Company believes it was difficult to gain traction with larger accounts. In addition to its TC/PC testing service, the expansion of the Company’s testing menu, as well as other initiatives in process, are expected to add further volume to the Company’s sales base. The decrease in pharmaceutical client revenue from the quarter ended December 31, 2012 primarily relates to the timing of services performed for the Company’s largest pharmaceutical clients.

As a result of the increased revenues in the fourth quarter of 2013, the Company’s gross margin increased to 48% for the quarter ending December 31, 2013 compared to 33% for the third quarter of 2013. Gross margin for the year ended December 31, 2013 increased to 47% compared to 44% for the year ended December 31, 2012.

Excluding cost of revenue, total operating expenses for the fourth quarter 2013 were $5.4 million, compared to $3.5 million for the same period last year and $4.1 million for the quarter ended September 30, 2013, which included investment in infrastructure for expected increase in growth and the Company’s decision to increase the reserve related to the uncertainty around the collection of accounts receivable impacted by the evolving reimbursement landscape.

Total revenue for the year ended December 31, 2013 was $19.8 million compared to $18.7 million for the year ended December 31, 2012. The increase is primarily related to an increase in pharmaceutical client revenue of $0.9 million to $7.8 million for the year ended December 31, 2013.

Total operating expenses for the year ended December 31, 2013 were $17.3 million, compared to $16.0 million for the year ended December 31, 2012. This increase in total operating expense of $1.3 million was primarily related to an increase in sales and marketing expenses of $0.4 million as the Company began restructuring its marketing and sales operation earlier in the year, an increase in general and administrative expenses of $1.4 million and a planned short-term decrease in research and development expenses of $0.5 million as a result of the Company focusing its research and development activities on high priority operational and sales related activities earlier in the year.

“We are pleased with the increase in our ResponseDX® fourth quarter revenues growing by more than 25% over the third quarter and our gross margin increasing to 48%, all while we were investing in new marketing and sales initiatives and infrastructure for expected growth,” said Thomas A. Bologna, the Company’s Chairman & Chief Executive Officer.

Mr. Bologna added, “We are optimistic and expect our first quarter and full year 2014 ResponseDX unit volume to increase nicely as a result of the initiatives we took in 2013, including our TC/PC program and the introduction of several new tests, but that is just part of our reason for optimism. We are particularly excited about our ResponseDX: Tissue of OriginTM test which we recently launched. We acquired that test when we purchased the assets of Pathwork Diagnostics in August of last year. The expansion of our Los Angeles facility to accommodate that purchase has been completed and today we have the test set-up and running. Additionally, in February our sales team was trained on the ResponseDX: Tissue of OriginTM test and today we are actively selling the test and processing orders.”

Cash and cash equivalents at December 31, 2013, were $8.1 million, compared to $9.0 million at December 31, 2012.

The Company’s net loss for the quarter ended December 31, 2013 was $3.2 million, or $(0.09) per share, compared to a net loss of $0.5 million, or $(0.01) per share, for the quarter ended December 31, 2012 and a net loss of $2.7 million, or $(0.08) per share, for the quarter ended September 30, 2013.

The Company’s net loss of $8.0 million for the year ended December 31, 2013 increased slightly from the net loss of $7.8 million for the year ended December 31, 2012.

Recent Development and Highlights

Launch of ResponseDX: Tissue of OriginTM test

In February of 2014, Response Genetics formally launched its ResponseDX: Tissue of OriginTM test. The test is the result of the acquisition of the key assets of Pathwork Diagnostics which included its FDA-cleared, Medicare-reimbursed, Tissue of Origin cancer test. The deal included total approximate consideration of $1.2 million and is expected to be accretive within its first full year of sales. The acquired assets and associated test uses a proprietary microarray platform and proprietary software to compare the expression of 2,000 genes in a patient's tumor with a panel of 15 known tumor types that represent 90% of all cancers. The test received FDA clearance in June 2010 and is the most published and extensively validated molecular diagnostic test of its kind. Prior to its acquisition by Response Genetics, the test generated rapidly growing sales including 2012 sales dollar volume in the mid-seven figure range.

TC/PC Offering Facilitates Increased DX Testing Volume

Originally introduced at the end of the third quarter of 2013, Response Genetics has begun to realize meaningful volume increases attributable to the marketing of its newly developed state-of-the-art technical component/professional component (TC/PC) testing service in the fourth quarter of 2013 and continuing into the first quarter of 2014. TC/PC describes a specimen referral arrangement where the TC (technical component) and the PC (professional component) for each case are split apart and billed separately by the laboratory that generates the data and the pathologist or medical group that performs the analysis. This service enables Response Genetics to pursue larger accounts where the ordering pathologists wish to retain the professional component, or the interpretation of the technical results. The Company believes this opens up a broad market opportunity as some ordering pathologists and hospitals prefer to keep this step of the testing process in house and is often taken into consideration as a basis for laboratory selection.

Two New Tests Introduced

In the fourth quarter of 2013, the Company added two new tests: RET by FISH and FGFR1 by FISH. These new tests expand our menu of FISH testing services that are compatible with our newly developed state-of-the art TC/PC testing service. With a total of six tests now available for TC/PC, we believe that Response Genetics maintains the most expansive menu of tests commercially available for Tech-only FISH services for solid tumor specimens.

Conference Call Details

To access the conference call by phone on March 20, 2014 at 10:00 a.m. EDT, dial (800) 537-0745 or (253) 237-1142 for international participants. A telephone replay will be available beginning approximately two hours after the call through March 22, 2014, and may be accessed by dialing (855) 859-2056 or (404) 537-3406. The conference passcode for both the live call and replay is 11125463.

To access the live and archived webcast of the conference call, go to the Investor Relations section of the Company's Web site at http://investor.responsegenetics.com/events.cfm. It is advised that participants connect at least 15 minutes prior to the call to allow for any software downloads that might be necessary.

All results reflected in this press release should be considered preliminary and are subject to change until the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 is filed with the Securities and Exchange Commission.

About Response Genetics, Inc.

Response Genetics, Inc. (the "Company") is a CLIA-certified clinical laboratory focused on the development and sale of molecular diagnostic testing services for cancer. The Company's technologies enable extraction and analysis of genetic information derived from tumor cells stored as formalin-fixed and paraffin-embedded specimens. The Company's principal customers include oncologists and pathologists. In addition to diagnostic testing services, the Company generates revenue from the sale of its proprietary analytical pharmacogenomic testing services of clinical trial specimens to the pharmaceutical industry. The Company's headquarters is located in Los Angeles, California. For more information, please visit www.responsegenetics.com.

Forward-Looking Statement Notice

Except for the historical information contained herein, this press release and the statements of representatives of the Company related thereto contain or may contain, among other things, certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995.

Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the Company's plans, objectives, projections, expectations and intentions, such as the ability of the Company, to provide clinical testing services to the medical community, to continue to expand its sales force, to continue to offer its TC/PC services, to obtain and retain larger accounts for its DX business, to increase sales of ResponseDX: Tissue of OriginTM test, to attract and retain qualified management, to strengthen marketing capabilities, to expand the suite of ResponseDX® products, to continue to provide clinical trial support to pharmaceutical clients, to enter into new collaborations with pharmaceutical clients, to enter into areas of companion diagnostics, to continue to execute on its business strategy and operations, to continue to analyze cancer samples and the potential for using the results of this research to develop diagnostic tests for cancer, the usefulness of genetic information to tailor treatment to patients, and other statements identified by words such as "project," "may," "could," "would," "should," "believe," "expect," "anticipate," "estimate," "intend," "plan" or similar expressions.

These statements are based upon the current beliefs and expectations of the Company's management and are subject to significant risks and uncertainties, including those detailed in the Company's filings with the Securities and Exchange Commission. Actual results, including, without limitation, actual sales results, if any, or the application of funds, may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company's control). The Company undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise, except as required by law.

RESPONSE GENETICS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
	2012	2013
		(Unaudited)

Cash and cash equivalents	$9,041,478	$8,148,599
Accounts receivable, net	5,373,023	6,225,923
Prepaid expenses and other current assets	576,112	981,908
Total current assets	14,990,613	15,356,430
Property and equipment, net	1,023,198	1,934,582
Intangible assets, net	575,409	767,223
Total assets	$16,589,220	$18,058,235

Accounts payable	$1,191,122	$1,694,312
Accrued expenses	2,438,954	3,811,315
Deferred revenue	483,052	-
Other current liabilities	1,158,669	157,238
Total current liabilities	5,271,797	5,662,865
Other liabilities	83,910	1,136,419
Common stock classified outside of stockholders’ equity (deficit)	11,775,724	5,500,000
Total stockholders’ equity (deficit)	(542,211)	5,758,951
Total liabilities, common stock classified outside of stockholders’ equity (deficit) and stockholders’ equity (deficit)	$16,589,220	$18,058,235

The condensed consolidated balance sheet at December 31, 2012 is derived from the audited consolidated financial statements included in the Company’s Form 10-K for the fiscal year ended December 31, 2012.

RESPONSE GENETICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND COMPREHENSIVE LOSS

	Three Months Ended December 31, (Unaudited)		Year Ended December 31, (Unaudited)
	2012	2013	2012	2013
Net revenue	$5,516,481	$4,770,977	$18,736,669	$19,801,359

Cost of revenue	2,520,043	2,473,627	10,415,913	10,456,082

Gross profit	2,996,438	2,297,350	8,320,756	9,345,277

Operating expenses:
Selling and marketing	920,884	1,460,085	5,065,998	5,421,797
General and administrative	2,112,463	3,518,702	8,783,414	10,262,623
Research and development	432,760	470,184	2,128,610	1,606,662
Total operating expenses	3,466,107	5,448,971	15,978,022	17,291,082
Operating loss	(469,669)	(3,151,621)	(7,657,266)	(7,945,805)
Other income (expense):
Interest expense	(19,283)	(25,895)	(85,838)	(91,844)
Interest income	2	2	27	48
Other	1,608	(3,417)	(14,002)	17,086
Net loss	(487,342)	(3,180,931)	(7,757,079)	(8,020,515)
Unrealized gain (loss) on foreign currency translation	4,518	(897)	3,180	(3,464)
Comprehensive loss	$(482,824)	$(3,181,828)	$(7,753,899)	$(8,023,979)

Net loss per share — basic and diluted	$(0.01)	$(0.09)	$(0.29)	$(0.24)

Weighted-average common shares — basic and diluted	32,797,625	36,037,356	26,742,345	33,481,439

The condensed consolidated statement of operations at December 31, 2012 is derived from the audited consolidated financial statements included in the Company’s Form 10-K for the year ended December 31, 2012.

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